Sub-Item 77O: Transactions Effected Pursuant To Rule 10f-3

Name of Fund:	Goldman Sachs Real Estate Securities Fund
Name of Underwriter(s) or Dealer(s) Purchased From:
Deutsche Bank Securities Inc.
Names of Underwriting Syndicate Members:
Barclays Capital, Piper Jaffray & Co.,
RBS Securities Inc., Scotia Capital, Suntrust
Robinson Humphrey Capital Markets, UBS AG,
Wells Fargo Securities LLC, BNY Capital Markets,
Citibank N.A., Goldman Sachs & Co., Bank of America
Merrill Lynch, J.P. Morgan, Credit Agricole CIB,
KeyBanc Capital Markets, Deutsche Bank Securities,
Credit Suisse, Morgan Stanley, PNC Capital Markets
LLC, Morgan Keegan
Name of Issuer:	General Growth Properties Inc.
Date of First Offering:	11/15/10
Dollar Amount Purchased:	$7,129,353.50
Number of Shares or Par Value of Bonds Purchased:
483,346
Price Per Unit:	$14.75
Resolution Approved:  	Approved at the
February 10 Board Meeting.*


*	Resolution adopted at the Meeting of the
Board of Trustees on February 10, 2011:
RESOLVED, that, in reliance upon the written report provided by Goldman Sachs Asset Management, L.P. (GSAM) to the Trustees, all purchases made during the calendar quarter ended December 31, 2010 by the Trust on behalf of its Funds of instruments during the existence of underwriting or selling syndicates, under circumstances where Goldman, Sachs & Co. or any of its affiliates is a member of the syndicate, were effected in compliance with the procedures adopted by the Trustees pursuant to Rule 10f-3 under the Investment Company Act of 1940, as amended (the 1940 Act).